EXHIBIT 5

                          [SANDERSBAKER PC LETTERHEAD]


                                November 3, 2003


Amarillo Biosciences, Inc.
4134 Business Park Drive
Amarillo, Texas 79110

         RE:      Issuance of Stock Pursuant to S-8 Registration Statement

Gentlemen:

         Pursuant to your request, we have examined the S-8 Registration Statement to be filed with the Securities and Exchange Commission, registering 100,000 shares of common stock in the company. We have further examined the Certificate of Incorporation, Articles of Incorporation, Bylaws, any amendments thereto, and all such corporate records and documents that we believed were necessary or relevant to enable us to render an opinion in this matter.

         Based solely on the foregoing examination, it is our opinion that, when sold and issued according the 2003 Stock for Consultants Plan, the shares of common stock covered by the Registration Statement will be legally issued, fully paid, and non assessable.

         We consent to the filing of this opinion as an exhibit to the Registration Statement.

                                                Very truly yours,

                                                SANDERSBAKER PC



                                                Edward L. Morris

ELM/ms




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